Exhibit 99.1

ARC Group Securities Acquisition I Announces the Separate Trading of its Class A Ordinary Shares, Warrants and Rights Commencing September 24, 2026

New York, NY, September 23, 2026 – ARC Group Securities Acquisition I (the “Company” (Nasdaq: FJDIU) (the “Company”) today announced that, commencing on or about September 24, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares, warrants and rights included in the units.

The Class A ordinary shares, warrants and rights that are separated will trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FJDI”, “FJDIW”, and “FJDIR” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “FJDIU”. Holders of units will need to have their brokers contact Efficiency, Inc., the Company’s transfer agent, in order to separate the units into Class A ordinary shares, warrants and rights.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from ARC Group Securities LLC at 398 S. Mill Avenue, Suite 306, Tempe, AZ 85281, or by email at operations@arc-securities.com. A registration statement on Form S-1 (File No. 333-291302) relating to the securities was declared effective by the U.S. Securities and Exchange Commission on August 3, 2026. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ARC Group Securities Acquisition I

ARC Group Securities Acquisition I is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on companies on industries where the Company’s management teams’ and affiliates’ expertise will provide the Company with a competitive advantage, including technology, healthcare and logistics industries.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

ARC Group Securities Acquisition I

398 S. Mill Avenue, Suite 306

Tempe, Arizona 85281

Attn: Ian Hanna

Chief Executive Officer & Chairman

(928) 625-0928